Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-180304 on Form F-10 and Registration Statement Nos. 333-149580, 333-180494 and 333-180495 on Form S-8, and to the use of our reports dated March 28, 2014 relating to the consolidated financial statements of Pan American Silver Corp. and its subsidiaries ("Pan American") and the effectiveness of Pan American's internal control over financial reporting appearing in this Annual Report on Form 40-F of Pan American for the year ended December 31, 2013.

/s/ Deloitte LLP

Chartered Accountants
Vancouver, Canada
March 28, 2014